Exhibit 16.1
March 28, 2014

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Re: Quest Patent Research Corporation

Ladies and Gentlemen:

We have read the statements of Quest Patent Research Corporation pertaining to our firm included under Item 4.01 of Form 8-K dated March 28, 2014 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements made under Item 4.01.

/s/ AJ Robbins, PC
Certified Public Accountants